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                             ARTHUR H. MALCOLM, M. D.
                               8428 HIGH BRUSH DR.,
                               DALLAS, TEXAS 75249


Mr. Syed G. Zaidi,                                         December 18, 1996
Chairman of the Board,
and Board of Directors
of Megalith Corp.
Esco Dr.
Fort Worth, TX.


Dear Mr. Zaidi,

     Please consider this letter as an official notification of my resignation from the Board of Megalith Corporation effective immediately.

                                   Sincerely,


                                   A. H. Malcolm M. D.
                                        Director